Exhibit 99.1

Lehigh Gas Partners LP Reports Fourth Quarter and Full Year 2013 Results and Announces a 2.0% Increase in Its Quarterly Cash Distribution

ALLENTOWN, PA (March 6, 2014) - Lehigh Gas Partners LP (NYSE: LGP) (the “Partnership,” “we,” or “us”) today reported its financial results for the quarter and full year ended December 31, 2013, and announced that the Board of Directors of its general partner approved a 2.0% increase in the Partnership’s cash distribution per unit from the current annual rate of $2.01 per unit ($0.5025 per quarter) to $2.05 per unit ($0.5125 per quarter). In addition to the actual financial results for the quarter, the Partnership is providing certain pro forma results for the periods ended December 31, 2012. The Partnership completed its initial public offering on October 30, 2012, and, as such, management believes that the pro forma results for the periods ended December 31, 2012 provide investors with a more relevant comparison than the actual results of our Predecessor for the periods ended December 31, 2012. Please see the section entitled “Pro Forma Financial Results” for additional information on our pro forma financial results.

In the Fourth Quarter of 2013, the Partnership:

•	Distributed 167.0 million gallons of fuel compared to pro forma fourth quarter 2012 volume of 153.1 million gallons of fuel, a 9.1% increase.

•	Generated gross profit from fuel sales of $10.9 million compared to pro forma fourth quarter 2012 gross profit from fuel sales of $14.2 million, a 23.3% decrease.

•	Generated net rental income (rent income minus rent expense) of $6.9 million compared to pro forma fourth quarter 2012 net rental income of $4.1 million, a 69.1% increase.

•	Generated Adjusted EBITDA of $13.2 million compared to pro forma fourth quarter 2012 Adjusted EBITDA of $6.5 million, an increase of over 2.0x.

•	Generated Distributable Cash Flow of $9.0 million or $0.56 per weighted average common unit on a diluted basis compared to pro forma fourth quarter Distributable Cash Flow of $3.2 million or $0.21 per common unit, an increase of over 2.7x.

•	Acquired 44 independent dealer supply contracts, 5 subjobber supply contracts and certain other assets in the Richmond, VA area for $10.7 million in cash.

•	Completed its first follow-on equity offering, selling 3.565 million common units at $26.90 per unit and generating net proceeds, after underwriting discounts and offering expenses, of approximately $91.4 million.

•	Declared a fourth quarter distribution of $0.5125 per unit, a 2.0% increase over the current quarterly distribution of $0.5025 per unit, and its fourth consecutive quarterly distribution increase.

Fourth Quarter 2013 Results

Net income for the fourth quarter of 2013 totaled $3.9 million or $0.25 per weighted average common unit. For the quarter, EBITDA totaled $12.3 million, Adjusted EBITDA totaled $13.2 million and Distributable Cash Flow amounted to $9.0 million or $0.56 per weighted average common unit on a diluted basis. Please refer to the section included herein under the heading “Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” for a discussion of our use of non-GAAP adjusted financial information.

“The generally rising motor fuel price environment during the quarter was a headwind to our margins during the period. Despite the challenging environment in the quarter, our results indicate the stability of our business model and we were pleased to announce our fourth consecutive quarterly distribution increase,” said Chairman and CEO Joe Topper. “We finished our first full year as a public partnership on an active note, completing a follow-on equity offering and closing an acquisition in December. The Partnership is well positioned to continue to grow and to generate distributions for our unitholders in 2014,” Topper added.

Total revenue amounted to $485.1 million for the quarter ended December 31, 2013, consisting of $474.2 million of aggregate revenues from fuel sales, including revenues from fuel sales to affiliates, and $10.9 million of aggregate rent income, including rent income from affiliates. During the quarter, we wholesale distributed 167.0 million gallons of fuel at an average selling price of $2.787 per gallon and at an average wholesale gross margin of $0.063 per gallon, resulting in a wholesale gross profit of $10.5 million. During the quarter, we retail distributed 15.3 million gallons at an average selling price of $3.330 per gallon and at an average retail gross margin of $0.026 per gallon, resulting in a retail gross profit of $0.4 million. Total gross profit from motor fuels for the quarter was $10.9 million. For the quarter ended December 31, 2012, on a pro forma basis, the Partnership wholesale distributed 153.1 million gallons of fuel at an average selling price of $3.002 per gallon and an average margin of $0.093 per gallon, resulting in a gross profit of $14.2 million. On a pro forma basis in the fourth quarter of 2012, the Partnership recorded $7.3 million in rent income.

The decrease in gross profit from fuel sales for the fourth quarter of 2013 relative to 2012 was primarily due to the higher average fuel margin in the fourth quarter of 2012, offset by the higher fuel volume in the fourth quarter of 2013. The higher average fuel margin in the fourth quarter of 2012 was due in part to the approximately 10% decrease in retail gasoline prices on the East Coast of the United States during the period compared to the generally increasing retail gasoline prices for the same region during the fourth quarter of 2013 as based on the average weekly retail regular gasoline prices as reported by the U.S. Energy Information Administration. The increase in fuel volume was primarily due to the acquisitions completed during the past year offset primarily by certain marketplace volume declines and to a lesser extent, and on a net basis, certain dealer supply contracts that did not renew. The increase in rent income in the fourth quarter of 2013 relative to 2012 is due primarily to the additional rent associated with the acquisitions completed during the past year.

Total expenses amounted to $479.3 million for the quarter ended December 31, 2013, including rent expense of $4.0 million, operating expenses of $1.4 million, depreciation and amortization of $6.0 million, and selling, general and administrative expenses of $4.6 million. Included in selling, general and administrative expenses for the quarter is $0.3 million in acquisition expenses related to completed acquisitions. For the quarter, the Partnership also recorded an income tax benefit of $1.7 million. Included in this number is a net benefit $1.9 million consisting of non-cash items, including a $1.2 million benefit related to the release of a valuation allowance on previously recorded deferred tax assets. For the quarter ended December 31, 2012, pro forma total expenses amounted to $463.6 million, including rent expense of $3.3 million, operating expenses of $0.8 million, depreciation and amortization of $4.3 million and selling, general and administrative expenses of $10.3 million.

The increase in rent expense in the fourth quarter of 2013 relative to 2012 is due to the increase in leasehold sites, primarily as a result of the Express Lane acquisition and the Getty leases completed last year late in the fourth quarter, and to a lesser extent, the Rogers and Rocky Top acquisitions completed in the third quarter of 2013. The increase in operating expenses for the fourth quarter of 2013 relative to 2012 is due to the increased number of owned and leased sites relative to the previous year. The decrease in selling, general and administrative expenses in the fourth quarter of 2013 relative to 2012 is primarily due to expenses associated with our IPO included in the fourth quarter of 2012, offset by increased professional fees, equity compensation expense and public company expenses in the fourth quarter of 2013.

Acquisition and Financing Activity

Acquisitions

As previously announced, the Partnership closed on the acquisition of certain assets of Manchester Marketing, Inc. (“Manchester”) on December 19, 2013. The total consideration, net of working capital and other adjustments, was $10.7 million in cash. The acquisition consisted of 44 independent dealer supply contracts, 5 subjobber supply contracts and certain other assets. The acquired supply contracts are primarily for branded motor fuels and the weighted average remaining term on the supply contracts is approximately 9 years. The sites supplied under the acquired contracts are located in the Richmond, VA area. The transaction was financed under the Partnership’s credit facility.

Financing Activity

The Partnership completed its first follow-on equity issuance on December 10, 2013. LGP sold a total of 3.565 million common units at $26.90 per common unit in the transaction, inclusive of the full exercise of the underwriters’ over-allotment option, generating net proceeds of approximately $91.4 million. The Partnership used the proceeds to repay borrowings under the Partnership’s credit facility and for general partnership purposes.

On March 4, 2014, the Partnership entered into a $450 million amended and restated credit facility. The amended and restated facility replaces the Partnership’s prior $324 million credit facility. In addition to the larger facility size, the amended and restated facility provides the Partnership with increased financial and operational flexibility. Among other items, the facility allows for increased leverage and structural flexibility in regards to acquisitions, extends the term of the facility to five years, enhances the capital structure and operational flexibility of the Partnership and lessens the administrative requirements on the Partnership. A more detailed description of the amended and restated credit facility may be found in the Form 8-K filed today with the Securities and Exchange Commission.

As of December 31, 2013, the Partnership had $146.3 million in outstanding borrowings under the previous credit facility. Pro forma for the amended and restated facility, the Partnership had $291.4 million available for borrowing, net of outstanding borrowings and letters of credit.

Distributions to Unitholders

The Partnership announced today that the Board of Directors of its general partner approved a 2.0% increase in the Partnership’s cash distribution per unit from the current annual rate of $2.01 per unit ($0.5025 per quarter) to $2.05 per unit ($0.5125 per quarter). The increased distribution represents an annual distribution rate of 7.6% based on the Partnership’s common unit closing price on March 5, 2014 of $26.86. The new quarterly distribution rate of $0.5125 per unit commences with the payment of the fourth quarter cash distribution, payable on March 27, 2014 to all unitholders of record as of March 17, 2014. As a result of the increased distribution for the fourth quarter, the Partnership will also make a payment with respect to the Incentive Distribution Rights of approximately $31 thousand in connection with the payment of the fourth quarter distribution. In total, the annual cash distribution per unit increased 17.1%, or $0.30 per unit, during the past year from the annual distribution rate of $1.75 per unit as of December 31, 2012. In reviewing its distribution policy, the Board determined that it will continue to evaluate the Partnership’s distribution each quarter. As in prior quarters, it is the intent of the Partnership going forward to declare its quarterly cash distribution concurrently with its earnings release.

Fourth Quarter Earnings Call

The management team of the Partnership will hold a conference call on Friday, March 7, 2014 at 9:30 AM EDT to discuss the quarterly results. The dial-in information for the call is:

Live Dial-in Information:

Primary Dial-in #:	888.424.8151
Secondary Dial-in#:	847.585.4422
Participant Passcode:	7762510#
Preregistration:	No

Replay Dial-in Information

Available From:	3/7/2014 12:00 PM ET
Available To:	3/14/2014 11:59 PM ET
Primary Dial-in #:	888.843.7419
Secondary Dial-in #:	630.652.3042
Participant Passcode:	7762510#

About Lehigh Gas Partners LP

Lehigh Gas Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Formed in 2012, Lehigh Gas Partners distributes fuel to over 800 locations and owns or leases more than 550 sites in thirteen states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire, Maine, Tennessee, Maryland, Delaware and Virginia. The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf and Citgo. LGP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.lehighgaspartners.com.

Investor Contact:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com

Forward Looking and Cautionary Statements

This press release and oral statements made regarding the subjects of this release may contain forward-looking statements, which may include, but are not limited to, statements regarding the Partnership’s plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as “outlook,” “intends,” “plans,” “estimates,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “anticipates,” “foresees,” or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that the Partnership expects or anticipates will occur in the future, including statements relating to revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements. The forward-looking statements are based upon the Partnership’s current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Partnership’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Partnership on its website or otherwise. The Partnership does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Partnership does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Partnership cannot guarantee their accuracy. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the Partnership’s Form 10-K filed on March 28, 2013 with the Securities and Exchange Commission as well as in the Partnership’s other filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Lehigh Gas Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, Lehigh Gas Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Lehigh Gas Partners LP

Consolidated and Pro Forma Statements of Operations

($ in thousands, except per unit amounts)

	Lehigh Gas Partners LP for the Three Month Period Ending December 31, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma for the Three Month Period Ending December 31, 2012 (unaudited)	Lehigh Gas Partners LP for the Twelve Month Period Ending December 31, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma for the Twelve Month Period Ending December 31, 2012 (unaudited)
Revenues:
Revenues from fuel sales	281,528	248,178	980,177	1,077,652
Revenues from fuel sales to affiliates	192,713	211,460	912,629	735,062
Rent income	4,888	2,912	16,240	11,138
Rent income from affiliates	6,050	4,426	25,337	14,109
Revenues from retail merchandise and other	(34)	4	—	14

Total revenues	485,145	466,980	1,934,383	1,837,975

Costs and expenses:
Cost of revenues from fuel sales	276,294	240,648	960,518	1,052,320
Cost of revenues from fuel sales to affiliates	187,048	204,784	887,804	719,016
Cost of revenues from retail merchandise and other	(34)	—	—	—
Rent expense	4,046	3,263	15,509	11,549
Operating expenses	1,358	798	4,577	3,222
Depreciation and amortization	6,048	4,269	20,963	15,705
Selling, general and administrative expenses	4,555	10,330	16,558	17,755
Gains on sales of assets, net	—	(471)	(47)	(3,590)

Total costs and operating expenses	479,315	463,621	1,905,882	1,815,977

Operating income	5,830	3,359	28,501	21,998
Interest expense, net	(3,949)	(2,849)	(14,182)	(9,409)
Loss on extinguishment of debt	—	(571)	—	(571)
Other income, net	383	(636)	2,035	801

Income (loss) from continuing operations before income taxes	2,264	(697)	16,354	12,819
Income tax expense (benefit) from continuing operations	(1,656)	367	(1,716)	592

Net income (loss)	3,920	(1,064)	18,070	12,227

Net income (loss)	3,920	(1,064)	18,070	12,227
Net income per common and subordinated unit – basic	$0.25	$(0.07)	$1.18	$0.81
Net income per common and subordinated unit – diluted	$0.25	$(0.07)	$1.18	$0.81
Weighted average limited partners’ units outstanding

Common units – basic	8,341,233	7,525,000	7,731,471	7,525,000

Common units – diluted	8,426,953	7,525,000	7,780,357	7,525,000

Subordinated units – basic and diluted	7,525,000	7,525,000	7,525,000	7,525,000

Pro Forma Supplemental Operating Metrics - ($ in thousands, except per gallon amounts)

	Lehigh Gas Partners LP Three Month Period Ending December 31, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma Three Month Period Ending December 31, 2012 (unaudited)	Lehigh Gas Partners LP Twelve Month Period Ending December 31, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma Twelve Month Period Ending December 31, 2012 (unaudited)
Revenues from fuel sales	281,528	248,178	980,177	1,077,652
Revenues from fuel sales to affiliates	192,713	211,460	912,629	735,062

Revenues from fuel sales - aggregate	474,241	459,638	1,892,806	1,812,714
Cost of revenues from fuel sales	276,294	240,648	960,518	1,052,320
Cost of revenues from fuel sales to affiliates	187,048	204,784	887,804	719,016

Cost of revenues from fuel sales - aggregate	463,342	445,432	1,848,322	1,771,336

Gross profit from fuel sales - aggregate (1)	10,899	14,206	44,484	41,378

Wholesale volume of gallons distributed	167.0	153.1	637.8	591.3
Wholesale selling price per gallon	$2.787	$3.002	$2.951	$3.065
Wholesale margin per gallon	$0.063	$0.093	$0.069	$0.070
Wholesale segment gross profit from fuel	10,495		43,850

Retail volume of gallons distributed (millions)	15.3		20.2
Retail selling price per gallon	$3.330		$3.386
Retail margin per gallon	$0.026		$0.032
Retail segment gross profit from motor fuel	397		652

Total gallons distributed (millions)	167.0		637.8
Total margin per gallon	$0.065		$0.070

Capital expenditures - maintenance	985	725	2,850	1,989
Capital expenditures - expansion	11,910	75,523	45,718	76,023

1.	Fourth quarter and full year 2013 includes a $7 and $(18) impact from the elimination of the wholesale segment’s profit relating to the retail segment’s ending inventory.

Site Count

As of December 31, 2013, we distributed motor fuels to 812 sites in the following classes of business:

•	256 sites operated by independent dealers;

•	270 sites owned or leased by us and operated by LGO;

•	232 sites owned or leased by us and operated by lessee dealers;

•	54 sites owned or leased by us and operated by commission agents.

In addition, we distribute motor fuels to 16 sub-wholesalers who distribute to additional sites.

Lehigh Gas Partners LP

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	4,115	4,768
Accounts receivable, net	7,342	5,741
Accounts receivable from affiliates	16,558	8,112
Motor fuel inventory	2,141	—
Other current assets	5,340	4,353

Total current assets	35,496	22,974

Property and equipment, net	288,729	243,022
Intangible assets, net	47,005	35,602
Deferred financing fees, net and other assets	11,067	10,617
Goodwill	9,324	5,636

Total assets	391,621	317,851

Liabilities and partners’ capital
Current liabilities:
Lease financing obligations, current portion	2,568	2,187
Accounts payable	20,567	16,279
Motor fuel taxes payable	7,186	9,455
Income taxes payable	9	342
Accrued expenses and other current liabilities	8,527	3,890

Total current liabilities	38,857	32,153

Long-term debt	173,509	183,751
Lease financing obligations	64,364	73,793
Other long-term liabilities	20,220	13,609

Total liabilities	296,950	303,306
Partners’ capital	94,671	14,545

Total liabilities and partners’ capital	391,621	317,851

Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow”

(Presented on an Actual and / or Pro Forma Basis)

We use the non-GAAP financial measures (computed on an actual and pro forma basis) of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” in this press release. EBITDA represents net income before deducting interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to exclude gains or losses on sales of assets, gains or losses on the extinguishment of debt, equity-based incentive compensation, equity-based director compensation and certain other non-cash items as deemed appropriate by management. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, maintenance capital expenditures net of any reimbursements and current income tax expense.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and our ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of our business on a consistent basis by excluding the impact of sales of our assets which do not result directly from our wholesale distribution of motor fuel and our leasing of real property. EBITDA, Adjusted EBITDA and Distributable Cash Flow are also used to assess our ability to generate cash sufficient to make distributions to our unit-holders.

We believe the presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow provides useful information to investors in assessing our financial condition and results of operations. EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA, Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present reconciliations of both actual and pro forma EBITDA, actual and pro forma Adjusted EBITDA, and actual and pro forma Distributable Cash Flow to actual and pro forma net income for each of the periods indicated.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA ($ in thousands)

	Three Months Ended December 31, 2013 (unaudited)	Pro Forma Three Months Ended December 31, 2012 (unaudited)	Twelve Months Ended December 31, 2013 (unaudited)	Pro Forma Twelve Months Ended December 31, 2012 (unaudited)
Net income (loss)	3,920	(1,064)	18,070	12,227
Plus:
Depreciation and amortization	6,048	4,269	20,963	15,705
Income tax expense (benefit)	(1,656)	367	(1,716)	592
Interest expense, net	3,949	2,849	14,182	9,409

EBITDA	12,261	6,421	51,499	37,933
Plus: Non-cash equity compensation	988	—	3,442	—
Plus: Loss on extinguishment of debt	—	571	—	571
Less: Gains on sales of assets, net	—	(471)	(47)	(3,590)

Adjusted EBITDA	13,249	6,521	54,894	34,914

Computation of Distributable Cash Flow ($ in thousands)

	Three Months Ended December 31, 2013 (unaudited)	Pro Forma Three Months Ended December 31, 2012 (unaudited)	Twelve Months Ended December 31, 2013 (unaudited)	Pro Forma Twelve Months Ended December 31, 2012 (unaudited)
Adjusted EBITDA	13,249	6,521	54,894	34,914
Less:
Cash interest expense	(3,086)	(2,205)	(11,375)	(7,817)
Maintenance capital expenditures	(985)	(725)	(2,850)	(1,989)
Current income tax expense	(196)	(367)	(1,232)	(592)

Distributable Cash Flow	8,982	3,224	39,437	24,516

Pro Forma Financial Results

As presented herein in this press release, the (unaudited) pro forma financial statements of the Partnership are derived from the historical combined financial statements as of and for the period January 1, 2012 to December 31, 2012 and have been prepared to give effect to formation of the Partnership, the contribution of certain assets, liabilities, and / or equity interests of the Lehigh Gas Entities (Predecessor) to the Partnership, the new Partnership credit facility agreement, the Initial Public Offering (“IPO”), and the use of proceeds from the IPO and related transactions.

The (unaudited) pro forma statement of operations gives effect to the adjustments as if they had occurred beginning January 1, 2012 for the period January 1, 2012 to December 31, 2012. As more fully discussed below, the pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments.

In connection with the IPO, certain assets, liabilities, and / or equity interests of the Predecessor were contributed to the Partnership, and the Partnership began providing wholesale fuel distribution services for LGO, an affiliate of the Predecessor, and other, unrelated third-party customers. The assets, liabilities and results of operations of the Predecessor for periods prior to their actual contribution to the Partnership are presented as the Predecessor.

The (unaudited) pro forma financial statements of the Partnership should be read together with the historical combined financial statements of the Predecessor and the consolidated financial statements of the Partnership included in our Annual Report on Form 10-K for the year ended December 31, 2013. The (unaudited) pro forma financial statements of the Partnership were derived by making certain adjustments to the historical combined financial statements of the Predecessor for the periods January 1, 2012 to December 31, 2012. As noted above, the pro forma adjustments are based on currently available information and certain estimates and assumptions; therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes the estimates and assumptions provide a reasonable basis for presenting the significant effects of the transactions (as discussed below). Management also believes the pro forma adjustments give appropriate effect to those estimates and assumptions and that they are properly applied in the (unaudited) pro forma financial statements. The (unaudited) pro forma financial statements are not necessarily indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor on the dates indicated nor are they indicative of future results, in part because of the exclusion of various operating expenses.

The unaudited pro forma combined financial statements principally include the following transactions:

•	The contribution to the Partnership by the Predecessor of substantially all of its wholesale motor fuel distribution business, other than certain assets that do not fit our strategic or geographic plans, environmental indemnification assets, environmental liabilities, and certain other assets and liabilities;

•	The contribution to the Partnership by the Predecessor of certain owned and leased properties;

•	The issuance and sale by the Partnership of 6,900,000 common units to the public, at $20.00 per common unit, with net proceeds to the Partnership of $125.7 million, after deducting the underwriters’ discount of 6.5% and a structuring fee of 0.5% (from the $20.00 per common unit offering price) and $2.6 million of offering expenses;

•	The payment by the Partnership of an aggregate of $6.8 million of transaction costs related to the offering and the new credit facility;

•	The Partnership’s entry into a new credit facility agreement with a revolving credit facility, which was drawn in part upon the closing of the IPO; and,

•	U.S. federal and state income tax incurred by a taxable wholly-owned subsidiary of the Partnership.